UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 16, 2014

Commission file number: 333-178786-01

GREENBACKER RENEWABLE

ENERGY COMPANY LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	80-0872648
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

369 Lexington Avenue, Suite 312

New York, NY 10017

Tel (646) 237-7884

(Address, including zip code and telephone number, including area code, of registrants Principal Executive Office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

Canadian Northern Lights Portfolio

On October 14, 2014, Greenbacker Renewable Energy Company LLC (the “Company”), through a wholly-owned subsidiary, entered into a definitive solar asset agreement to acquire a portfolio of forty five (45) rooftop solar photovoltaic systems (the “Canadian Northern Lights Portfolio”) for a maximum purchase price of USD $1,067,221 plus closing costs. The assets are located in and around Ontario, Canada and comprises approximately 275 kilowatts of generation capacity. The Company funded the entire purchase price into escrow to be released in accordance with the terms of the definitive solar asset purchase agreement. The Company will receive the economic benefits of ownership of the solar assets effective as of the closing date, which is expected to be no later than October 22, 2014. After closing, the Company has the right to return any solar system to the sellers if all third party agreements associated with that solar system are not appropriately assigned by March 31, 2015. While there will be a reduction in the overall purchase price based upon an agreed upon schedule if the Company returns any solar systems, any net revenues earned on that solar system between closing and the return date remain the property of the Company. We financed the purchase of the Canadian Northern Lights Portfolio using net proceeds from our public offering of shares of the Company.

A copy of the press release relating to the acquisition of the Canadian Northern Lights Portfolio is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Green Maple Portfolio

On October 15, 2014, the Company, through a wholly-owned subsidiary, entered into a definitive agreement to acquire five to-be-constructed solar power facilities (the “Green Maple Portfolio”) in various townships throughout the state of Vermont. The total cost of the fully constructed facilities, which will be incurred during the remainder of 2014 and the first six months of 2015, will be approximately $9,222,000 plus closing costs. Once a Certificate of Public Good (“CPG”) is issued for each project and certain other conditions precedent are satisfied, the Company will make an initial payment to acquire the development rights. Shortly thereafter, construction should commence as the issuance of the CPG is a condition to commencing construction; completion is expected within 90 days. When completed and operational, the Green Maple Portfolio will consist of five ground mounted solar systems located on municipal and commercial properties. Electricity produced by the Green Maple Portfolio will be sold under long term Power Purchase Agreements to utility, municipal and commercial off takers. In total, the systems are expected to produce approximately 4,695,000 kilowatts of power each year; enough electricity to power approximately 629 homes for one year of typical use.

While no cash consideration was required at closing, the Company plans to finance the purchase of the Portfolio using net proceeds from our public offering of shares of the Company as well as potential debt financing.

A copy of the press release relating to the acquisition of the Green Maple Portfolio is attached hereto as Exhibit 99.2 and is incorporated herein by this reference.

Item 8.01.	Other Events.

On September 29, 2014, the Company’s Board of Directors authorized cash distributions of $0.0016438 per share, per day, on each outstanding Class A, C and I share of common stock commencing on October 1, 2014 ending on December 31, 2014. The distributions will be payable on November 3, 2014, December 1, 2014 and January 2, 2014 to shareholders of record as of October 31, 2014, November 28, 2014 and December 31, 2014, respectively.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.1	Press release dated October 14, 2014.

99.2	Press release dated October 15, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2014	Greenbacker Renewable Energy Company LLC

	By:	/s/ Charles Wheeler
	Name:	Charles Wheeler
	Title:	Chief Executive Officer, President and Director

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press release dated October 14, 2014.

99.2	Press release dated October 15, 2014.